Exhibit 99.1

TICC Announces Results of Rights Offering

Greenwich, CT – 6/16/2008 – TICC Capital Corp. (the “Company”) (NASDAQ: TICC) announced today the results of its transferable rights offering, which expired on June 13, 2008 (“the Expiration Date”). The rights offering, which was oversubscribed, will result in the issuance of approximately 4.3 million shares of TICC common stock. Estimated net proceeds after payment of dealer-manager fees and before other offering-related expenses will total approximately $21.7 million and will be used for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. The subscription price for the rights offering was $5.20, or 88% of the volume-weighted average of the sales prices (“VWAP”) of the Company’s common stock on the Nasdaq Global Select market on the five consecutive trading days ending on the Expiration Date. The VWAP was approximately $5.91.

On May 23, 2008 the Company issued to its stockholders of record transferable rights to subscribe for up to 4,339,226 shares of the Company’s common stock. Record date stockholders received one right for each outstanding share of common stock owned on the record date. The rights, which entitled holders to purchase one new share of common stock for every five rights held, were listed for trading on the Nasdaq Global Select Market under the symbol “TICCR.”

RBC Capital Markets Corporation acted as dealer manager for the rights offering.

About TICC Capital Corp.

We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow, at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

For further information regarding the offering please contact the Information Agent:

Georgeson Inc.

199 Water Street

New York, NY 10038

(800) 491-3132